Exhibit 16

Acorn Holdings B.V.

Maple Holdings B.V.
Oosterdoksstraat 80

1011 DK Amsterdam

The Netherlands

November 17, 2020

JAB Consumer Fund SCA SICAR

c/o JAB Consumer Fund Management S.à r.l.

4, rue Jean Monnet

L-2180 Luxembourg

Ladies and Gentlemen:

1.	This Agreement (this “Agreement”) is made by and among JAB Consumer Fund SCA SICAR (“Investor”), Acorn Holdings B.V. (“Acorn”) and Maple Holdings B.V. (“Maple”; or collectively, with Investor and Acorn, the “Parties”). Reference is made to the Fourth Amended and Restated Shareholders Agreement of Acorn, dated as of May 11, 2019 (as it may be amended from time to time, the “Shareholders Agreement”). Capitalized terms used but not defined in this letter have the meanings ascribed to them respectively in the Shareholders Agreement.

Recitals

2.	Each of the Parties acknowledges, understands and agrees that as of the date hereof, (i) Investor is the beneficial owner of 158,804,634 Ordinary Shares K (as defined in the articles of association of Acorn (the “Articles”)) of Acorn (the “Investor Outstanding Ordinary Shares K”) and (ii) Acorn, indirectly through its ownership of all of the equity securities of Maple, owns shares of common stock (“KDP Shares”) of Keurig Dr Pepper, Inc. (“KDP”).

3.	Maple currently expects to receive the proceeds (the “Block Trade Proceeds”) of an underwritten secondary offering (the “Offering”) of 20,000,000 KDP Shares on or about November 19, 2020 (the actual time on which such funds are received, the “Block Trade Settlement Time”). Maple and Acorn, (i) are proposing to Investor the opportunity to have 7,742,036 Ordinary Shares K held by such Investor redeemed by Acorn at a price per share of $28.30, and Investor desires that the Block Trade Proceeds from sale of 7,742,036 of the KDP Shares sold in the Offering be used to redeem its Ordinary Shares K in the amounts proposed by Maple and Acorn (it being understood that such proceeds with respect to the 7,742,036 KDP Shares described by this Section 3(i) shall be for the exclusive pecuniary benefit of Investor) and (ii) desire that the remaining Block Trade Proceeds from sale of 12,257,964 of the KDP Shares sold in the Offering be used to redeem ordinary shares of Maple held by the J-Business of Acorn (as defined in the Articles of Acorn).

4.	In addition, it is the desire of the Parties that (i) Maple redeem 119,062,598 of its ordinary shares held by the K-Business of Acorn in exchange for 119,062,598 KDP Shares (the “Redemption Consideration”) and (ii) Acorn redeem 119,062,598 of the Investor Outstanding Ordinary Shares K (the “Redemption Shares”) in exchange for the Redemption Consideration. The Redemption Consideration shall be allocated among each compartment of Investor as set forth on Annex A hereto.

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Redemptions Using Proceeds of Block Trade

5.	Each of Maple and Acorn agrees that, subject to approval of the Board of Directors of Acorn, and subject to and immediately effective as of the Block Trade Settlement Time:

a.	The K-Business of Acorn (as defined in the Articles of Acorn) shall transfer and assign to Maple, free and clear of any and all liens, other than any restrictions arising under the applicable securities laws, and Maple shall purchase and redeem from the K-Business of Acorn, 7,742,036 ordinary shares of Maple (the “K-Business Block Trade Redeemed Maple Shares”), in consideration for which, Maple shall, as promptly as practicable thereafter, pay an amount in cash to the K-Business of Acorn equal to $219,099,618.80 from the Block Trade Proceeds.

b.	The J-Business of Acorn shall transfer and assign to Maple, free and clear of any and all liens, other than any restrictions arising under the applicable securities laws, and Maple shall purchase and redeem from the J-Business of Acorn, 12,257,964 ordinary shares of Maple (the “J-Business Block Trade Redeemed Maple Shares” and together with the “K-Business Block Trade Redeemed Maple Shares,” the “Block Trade Redeemed Maple Shares”), in consideration for which, Maple shall, as promptly as practicable thereafter, pay an amount in cash to the J-Business of Acorn equal to $346,900,381.20 from the Block Trade Proceeds. Maple shall hold the Block Trade Redeemed Maple Shares in treasury.

6.	Each of Acorn and Investor agrees that, subject to and immediately effective as of the consummation of the transfer and assignment contemplated by Section 5(a) above, and subject to the approval by the Board of Directors of Acorn, Investor shall transfer and assign to the K-Business of Acorn, free and clear of any and all liens, other than any restrictions arising under the applicable securities laws, and the K-Business of Acorn shall purchase and redeem from JCF, 7,742,036 Ordinary Shares K (the “Redeemed Ordinary Shares K”), in consideration for which, the K-Business of Acorn shall, as promptly as practicable thereafter, pay an amount in cash to JCF equal to $219,099,618.80. Acorn shall cancel the Redeemed Ordinary Shares K.

Redemptions Using Shares of Keurig Dr Pepper Inc.

7.	The Parties hereby agree, subject to approval of the Board of Directors of Acorn, and subject to and immediately effective as of the consummation of the transactions contemplated by Section 6 above or such later date and time as the Parties may mutually agree, that the K-Business of Acorn shall sell and transfer to Maple, free and clear of any and all Encumbrances, other than any restrictions arising under the applicable securities laws, and Maple shall purchase and redeem from the K-Business of Acorn, 119,062,598 ordinary shares of Maple (the “In Kind Redeemed Maple Shares”), in consideration for which, Maple shall transfer to the K-Business of Acorn, free and clear of any and all Encumbrances, other than any restrictions arising under the applicable securities laws, the Redemption Consideration. Maple shall hold the In Kind Redeemed Maple Shares in treasury.

8.	Each of Acorn and Investor agrees that, subject to approval of the Board of Directors of Acorn, and subject to and immediately effective as of the consummation of the transfer and assignment of the In Kind Redeemed Maple Shares contemplated by Section 7 above, Investor shall sell and transfer to the K-Business of Acorn, free and clear of any and all Encumbrances, other than any restrictions arising under the applicable securities laws, and the K-Business of Acorn shall purchase and redeem from Investor, the Redemption Shares, in consideration for which, the K-Business of Acorn shall transfer to Investor (to an account designated by Investor), free and clear of any and all Encumbrances, other than any restrictions arising under the applicable securities laws, and Investor hereby purchases from the K-Business of Acorn, the Redemption Consideration. Acorn shall cancel the Redemption Shares.

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Representations and Warranties

9.	Each of Investor, Acorn and Maple represents and warrants to the others, solely as to itself and severally but not jointly, that:

a.	Such Party has been duly organized and is validly existing and in good standing under the laws of the jurisdiction of its incorporation. Such Party has all requisite power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. Assuming the due authorization and execution of this Agreement by the other Parties hereto, this Agreement constitutes a legal, valid and binding obligation of such Party enforceable against such Party in accordance with its, terms except that such enforcement may be subject to applicable bankruptcy, insolvency or other laws now or hereafter in effect affecting creditors’ rights generally.

b.	The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby will not, conflict with or result in any violation of any statute, law, rule, regulation, judgment, order, decree, or ordinance applicable to such Party, or conflict with or result in any breach or default under (with or without notice or lapse of time, or both), any agreement, contract, note, mortgage, indenture, lease, instrument, permit, concession, franchise or license to which such Party is a party or by which such Party may be bound or affected.

10.	Investor hereby represents and warrants to Maple and Acorn that it has good and marketable title to the Redemption Shares being sold hereunder, free and clear of all encumbrances including, without limitation, all mortgages, security interests, liens, pledges, claims, escrows, options, rights of first refusal, indentures, licenses, security agreements or other agreements, arrangements, commitments, contracts, obligations, charges or any other encumbrances of any kind or character (collectively, “Encumbrances”), except for any such restrictions set forth in the Shareholders Agreement.

11.	Acorn hereby represents and warrants to Investor that it has good and marketable title to all of the equity securities of Maple, free and clear of all Encumbrances.

12.	Maple hereby represents and warrants to Investor that it has good and marketable title to the Redemption Consideration being sold hereunder, free and clear of all Encumbrances except pursuant to applicable securities laws.

Lock-Up

13.	Investor agrees that, without the prior written consent of Acorn, Investor will not, and will not publicly disclose an intention to, during the period (the “Restricted Period”) commencing on the date that Investor receives the Redemption Consideration (the “Lock Up Start Date”) and ending on the date that is twelve (12) months from the Lock Up Start Date, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any Redemption Consideration, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Redemption Consideration, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of KDP Shares or any security convertible into or exercisable or exchangeable for KDP Shares, in cash or otherwise or (iii) make any demand for or exercise any right with respect to the registration of any shares of the Redemption Consideration (collectively, the “Lock Up Restrictions”).

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14.	Notwithstanding the foregoing, the Lock Up Restrictions will not apply (i) (A) after six (6) months from the Lock Up Start Date (the “First Early Release Date”), to up to one-third (1/3rd) of the Redemption Consideration and (B) after nine (9) months from the Lock Up Start Date, to up to two-thirds (2/3rds) of the Redemption Consideration (inclusive of the Redemption consideration described in clause (i)(A)), and (ii) to distributions of the Redemption Consideration to Investor’s equity holders, which may in turn distribute such Redemption Consideration to their equity holders; provided that each recipient of such distribution must sign and deliver to Acorn an agreement substantially in the form attached hereto as Annex B (the “Lock Up Agreement”).

15.	The “Lock Up Restrictions” (i) set forth in Section 10 of the letter agreement, dated as of June 11, 2020, by and among the Parties (the “June Redemption Agreement”), as modified by Section 11 of the June Redemption Agreement, and (ii) set forth in Section 10 of the letter agreement, dated as of September 8, 2020, by and among the Parties (the “September Redemption Agreement”), as modified by Section 11 of the September Redemption Agreement, shall remain in full force and effect; provided, however, that Acorn hereby waives such Lock Up Restrictions in the June Redemption Agreement and the September Redemption Agreement solely with respect to the Redemption Consideration received pursuant to this Agreement.

16.	Investor understands that its agreement to the Lock Up Restrictions is irrevocable and will be binding Investor’s heirs, legal representatives, successors and assigns. The Lock Up Restrictions will be governed by and construed in accordance with the laws of the State of New York.

Miscellaneous

17.	After the First Early Release Date and subject to any restrictions set forth in Sections 13 and 14, Maple and Acorn shall use their respective reasonable best efforts to cause KDP to remove any restrictive legends attached to the Redemption Consideration held by Investor or any successor permitted hereby that is an affiliate of Investor, no later than two business days from receipt of a written request from Investor if (i) such shares have been or will be transferred in compliance with Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), (ii) solely for purposes of transferring to and holding in a portfolio margin account, such shares are eligible to be transferred in compliance with Rule 144 under the Securities Act; provided that in the case of this clause (ii), Investor has received written confirmation from the financial institution at which the relevant margin account shall be held that upon foreclosure no transfer of such shares shall be made other than in compliance with U.S. securities laws, (iii) such shares are eligible for resale pursuant to Rule 144(b)(1)(i) under the Securities Act without the requirement for KDP to be in compliance with the current public information required under Rule 144(c)(1) under the Securities Act as to such Shares and without volume or manner-of-sale restrictions or (iv) such shares have been or will be transferred in accordance with the plan of distribution in any registration statement or prospectus supplement that registers such shares for resale under the Securities Act.

18.	Each Party further agrees to promptly execute and deliver any additional documents and take such further actions as may be necessary or desirable to carry out all of the foregoing aspects of this Agreement.

19.	Section 21 of the Shareholders Agreement shall apply to this Agreement, mutatis mutandis.

[Signature Pages Follow]

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Please confirm that the foregoing is in accordance with your understanding by signing and returning to us a countersigned copy of this Agreement, which shall thereupon constitute a binding agreement as of the date first written above.

Acorn Holdings B.V.

By:	/s/ Joachim Creus
Name:	Joachim Creus
Title:	Proxy Holder

[Signature Page to Redemption Agreement]

MAPLE Holdings B.V.

By:	/s/ Leo Burgers
Name:	Leo Burgers
Title:	Managing Director

By:	/s/ Luuk Hoogeveen
Name:	Luuk Hoogeveen
Title:	Managing Director

[Signature Page to Redemption Agreement]

ACKNOWLEDGED AND AGREED:

JAB CONSUMER FUND SCA SICAR:

By: JAB CONSUMER GP S.À R.L. acting in its

capacity as General Partner of

JAB CONSUMER FUND SCA SICAR

By:	/s/ Joachim Creus
Name:	Joachim Creus
Title:	Authorized Representative

[Signature Page to Redemption Agreement]

Annex A

Redemption Consideration

Investor Compartment	Redemption Consideration (KDP Shares)
Coffee & Tea	18,423,900
Global Consumer Brands	24,746,853
Global Consumer Brands II	37,074,279
C&T Co-investment	27,291,907
C&T Co-investment II	89,453
C&T Co-investment III	346,827
C&T Co-investment IV	4,764,042
C&T Co-investment V	5,710,652
C&T Co-investment VII	614,685
Total	119,062,598

Annex A – Redemption Consideration

Annex B

Form of Lock Up Agreement

The undersigned agrees that, without the prior written consent of Acorn Holdings B.V. (“Acorn”), the undersigned will not, and will not publicly disclose an intention to, during the period commencing on November [●]1, 2020 and ending on [●]2, 2021 (the “Restricted Period”), (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of common stock, par value $0.01 per share (the “KDP Shares”), of Keurig Dr Pepper Inc. received by JAB Consumer Fund SCA SICAR (“JCF”) pursuant to the letter agreement, dated as of November 17, 2020, by and among JCF, Acorn and Maple Holdings B.V. (“Maple”) (the “Redemption Consideration”), (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Redemption Consideration, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of KDP Shares or any security convertible into or exercisable or exchangeable for KDP Shares, in cash or otherwise or (3) make any demand for or exercise any right with respect to the registration of any shares of the Redemption Consideration (collectively, the “Lock Up Restrictions”).

The Lock Up Restrictions will not apply (i) (A) after May [●]3, 2021, to up to one-third (1/3rd) of the Redemption Consideration and (B) after August [●]4, 2021, to up to two-thirds (2/3rds) of the Redemption Consideration (inclusive of the Redemption Consideration described in clause (i)(A)), and (ii) if the undersigned is a business entity, to distributions of the Redemption Consideration to its equity holders which may in turn distribute such Redemption Consideration to their equity holders; provided that each recipient of such distribution must sign and deliver to Acorn an agreement on substantially the same terms as the terms hereof.

If the undersigned entered into a lock up agreement (a “Prior Lock Up”) with Acorn in connection with KDP Shares received by JCF pursuant to the letter agreement, dated as of June 11, 2020, or the letter agreement, dated as of September 8, 2020, in each case by and among JCF, Acorn and Maple, such Prior Lock Up shall remain in full force and effect; provided, however, that Acorn hereby waives the “Lock Up Restrictions” of the Prior Lock Up solely with respect to the Redemption Consideration.

The undersigned understands that its agreement to the Lock Up Restrictions is irrevocable and will be binding on the undersigned’s heirs, legal representatives, successors and assigns. The Lock Up Restrictions will be governed by and construed in accordance with the laws of the State of New York.

(Signature)

(Print Name)

(Date)

1 To be the date that JCF receives the Redemption Consideration.

2 To be the date that is 12 months from JCF’s receipt of the Redemption Consideration.

3 To be the date that is 6 months from JCF’s receipt of the Redemption Consideration.

4 To be the date that is 9 months from JCF’s receipt of the Redemption Consideration.

Annex B - Form of Lock Up Agreement

ACKNOWLEDGED AND AGREED:

Acorn Holdings B.V.

By:
Name:	Joachim Creus
Title:	Proxy Holder

Annex B - Form of Lock Up Agreement